UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                             (Amendment No. _____)*


                            BALLANTYNE OF OMAHA INC.
                                (Name of Issuer)

                                  COMMON STOCK
                         (Title of Class of Securities)

                                    058516105
                                 (CUSIP Number)

                                October 30, 1998
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

             [ ]      Rule 13d-1(b)
             [ ]      Rule 13d-1(c)
             [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO. 058516105

-------------------------------------------------------------------------------
1.   Name of Reporting Persons.
     IRS Identification Nos. of above persons (entities only).

     SEAMARK ASSET MANAGEMENT LTD.

-------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)

     (a)-----------------------------------------------------------------------

     (b)-----------------------------------------------------------------------

-------------------------------------------------------------------------------
3.   SEC Use Only

-------------------------------------------------------------------------------
4.   Citizenship or Place of Organization Halifax, Nova Scotia, Canada


Number of Shares        5.  Sole Voting Power           679,250
Beneficially Owned by
Each Reporting Person   -------------------------------------------------------
With
                        6.  Shared Voting Power
                        -------------------------------------------------------

                        7.  Sole Dispositive Power      679,250

                        -------------------------------------------------------
                        8.  Shared Dispositive Power

-------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person   679,250

-------------------------------------------------------------------------------
10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)

-------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (11)    5.646%

-------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions) IA (Foreign)

Item 1.
     (a)   Name of Issuer:

           The name of the issuer is Ballantyne of Omaha Inc.

     (b)   Address of Issuer's Principal Executive Offices:

           4350 McKinley Street, Omaha, Nebraska, 68112.

Item 2.
     (a)   Name of Person Filing:

           Seamark Asset Management Ltd.

     (b)   Address of Principal Business Office, or, if none, Residence:

           1801 Hollis Street, Suite 310, Halifax, Nova Scotia, B3J 3N4, Canada.

     (c)   Citizenship:

           Incorporated under laws of Canada.

     (d)   Title of Class of Securities:

           Common stock.

     (e)   CUSIP Number

           058516105


Item 3.    Not applicable.

Item 4.    Ownership

    (a)    Amount beneficially owned:  679,250

    (b)    Percent of class:  5.646%

    (c)    Num ber of shares as to which the person has:

           (i)   Sole power to vote or to direct the vote:  679,250

          (ii)   Shared power to vote or to direct the vote:  N/A

          (iii)  Sole power to dispose or to direct the disposition of: 679,250

           (iv)  Shared power to dispose or to direct the disposition of:  N/A

Item 5.   Ownership of Five Percent or Less of a Class:

          Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person:

          Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Report on By the Parent Holding Company:

          Not applicable.

Item 8.   Identification and Classification of Members of the Group:

          Not applicable.

Item 9.   Notice of Dissolution of Group:

          Not applicable.

Item 10.  Certification:

          Not applicable.

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                              January 26, 1999
                                         -----------------------------------
                                                   Date

                                         /s/ Robert G. McKim
                                         -----------------------------------
                                                  Signature

                                         Robert G. McKim, President & C.O.O.
                                         -----------------------------------
                                                  Name/Title